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           EXHIBIT 11.1  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                             APEX PC SOLUTIONS, INC.
                  COMPUTATION OF PRO FORMA NET INCOME PER SHARE


                            FOR THE YEAR ENDED       FOR THE SIX MONTHS ENDED
                         DECEMBER 31,  DECEMBER 31,     JUNE 30,      JUNE 27,
                             1995          1996          1996          1997
                          ----------    ----------    ----------    -----------


Net income                $2,343,515    $3,607,723    $1,451,652    $ 3,940,965
                          ----------    ----------    ----------    -----------
                          ----------    ----------    ----------    -----------
Pro forma weighted
  average common
  shares outstanding       8,000,000     5,600,000     5,600,000     10,536,546

Pro forma common
  stock equivalents -
  Series A redeemable
  and convertible
  preferred stock          2,155,000     2,155,000     2,155,000        607,813

Pro forma common stock
  equivalents - stock
  options                  1,336,932     1,336,932     1,336,932        695,029
                          ----------    ----------    ----------    -----------

Weighted average shares
  used in computing pro
  forma income per share  11,491,932     9,091,932     9,091,932     11,839,388
                          ----------    ----------    ----------    -----------
                          ----------    ----------    ----------    -----------

Pro forma income per
  share                        $0.20         $0.40         $0.16          $0.33
                          ----------    ----------    ----------    -----------
                          ----------    ----------    ----------    -----------


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